PENN SERIES FUNDS, INC.

FORM OF AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Amendment dated as of May 14, 2015 to the Investment Advisory Agreement (the “Agreement”) dated as of May 1, 2000, as amended as of May 1, 2002, August 22, 2008, December 15, 2010, and May 1, 2014, between Penn Series Funds, Inc. (“Penn Series”) and Independence Capital Management, Inc. (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser changed its name from Independence Capital Management, Inc. (“ICMI”) to Penn Mutual Asset Management, Inc. (“PMAM”) effective January 1, 2015; and

WHEREAS, Penn Series and the Adviser wish to amend the Agreement to reflect the Adviser’s new name;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, Penn Series and the Adviser hereby agree as follows:

All references in the Agreement to the Adviser shall refer to PMAM, and all references to ICMI shall be replaced with references to PMAM.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN SERIES FUNDS, INC.		PENN MUTUAL ASSET MANAGEMENT, INC.

By:	/s/ David O’Malley	By:	/s/ Keith G. Huckerby
Name:	David M. O’Malley	Name:	Keith G. Huckerby
Title:	President	Title:	President & Chief Marketing Officer